EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-90029) pertaining to the Concur Technologies, Inc. 401(k) Plan of our report dated June 13, 2002 with respect to the financial statements and supplemental schedule of the Concur Technologies, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/    ERNST & YOUNG LLP

Seattle, Washington
June 24, 2002